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                                 EXHIBIT 10.2


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                                  AGREEMENT


Reference is made to the Purchase and Sales Agreement ("P & S"), dated as of November 10, 1995, by and between Casablanca Resorts Development of Anguilla Ltd. (Seller) and Sonesta Hotels of Anguilla, Ltd. (Purchaser).

This agreement shall modify the P & S and terms defined in the P & S which are used herein shall be the same meaning as under the P & S.

     (1) The parties agree and acknowledge that Seller has agreed to reduce the Purchase Price by the amount (s) of the expenses described in subsections
(i), (ii), and (iii) of Section 2.2 of the P & S (and further agree and acknowledge that said provisions are clear on their face and do not conflict with any other Sections of the P & S, including without limitation Sections
6.11 and 6.13 which address other matters). Notwithstanding said provisions of Section 2.2, the parties agree that the amounts described in said subsection (iii) shall not be offset against the amounts described in subsections (A) and (B), as provided in the P & S, but shall instead be payable by Seller as follows: From the first business interruption and/or rental value proceeds received by Seller with respect to the period from Hurricane Luis on September 5, 1995 through March 1, 1996. In the event that said amounts described in Section 2.2 (iii) of the P & S have not been fully reimbursed to Purchaser on or before the third anniversary of the Date of Closing, Purchaser shall be entitled to offset any such unpaid amounts against the payment to be made to Seller pursuant to subsection (C) of
Section 2.2 of the P & S.

Interest shall only accrue and be payable by Purchaser on the amount described in subsection 2.2 (C) to the extent that the U. S. $1,000,000 referenced in said subsection (C) (as same may be reduced by advances under EXHIBIT A to the P & S) exceeds the amount(s) owed and unpaid by Seller under this Section (1) from time to time.

     (2) Following the Closing, Seller shall supervise the repair and restoration of the Property, as contemplated in Section 4.5 of the P & S. Seller shall employ its own employees and outside contractors for this purpose. Purchaser shall provide three (3) guestrooms at the Property until January 12, 1996 to house Seller's, employees, and Seller hereby indemnifies and holds harmless Purchaser from and against any costs, expenses or liabilities Purchaser may incur as a result of providing rooms for Seller's employees. The parties agree to set aside $50,000 of the purchase money otherwise payable to Seller at Closing under the P & S and such funds shall be available to satisfy any unpaid and outstanding costs and expenses incurred by Seller under this Section and/or to pay for work which Seller did not complete. (Such funds are not intended to




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represent the unpaid or anticipated charges referenced in the last paragraph of Section 2.2 of the P & S.)

     (3) Although title to the Property is expected to pass to Purchaser on about November 28, 1995, Seller shall be responsible for maintaining the condition of the Property, including without limitation the physical condition of the Property and Property systems (such as plumbing, sanitation, desalinization, electrical, grounds and the like) in good working order and condition.

     (4) On January 5, 1996, the Parties shall conduct a full inspection of the Property and shall note such "Punch-list" and other items which have not been fully repaired or restored or which are not otherwise in the condition provided in the P & S. Seller shall promptly undertake to complete all such items in an expedited manner but in any event no later than January 12, 1996.

The performance of Seller's obligation under this agreement shall not be excused or delayed due to force majeure or acts of God, the parties agreeing that time is of the essence; and Seller further acknowledges that its failure to complete the restoration of the Property on a timely basis will cause Purchaser to suffer substantial monetary damages.

     (5) On or before December 1, 1995, Seller shall furnish to Purchaser "work letters" executed by each and every employee of Seller and of independent contractors who are supplying service in connection with the work described in the preceding sections, which work letters shall contain an acknowledgment of the workers that he or they have been paid fully for all work performed to the date of the work letter, that said workers understands he (or they) was not an employee of the Purchaser, and shall look only to the Seller for compensation and work-related benefits.

     (6) Seller agrees to continue to replace and refurbish landscaping at the Property in order to bring the Property to its pre-Hurricane Luis condition. The Parties agree to set aside $25,000 of the purchase money otherwise payable to Seller at Closing under the P & S and such funds shall be available to supplement said landscaping subsequent to January 5, 1996. The parties further agree that they will use their best efforts in good faith to determine how much of said $25,000 shall be required to augment such landscaping expenditure so as to put the Property in pre-Hurricane Luis condition. In the event the parties cannot agree on the need and/or amount for application of said proceeds, they shall together discuss and agree upon a procedure for resolving their dispute.

     (7) Nothing in this agreement shall change in any way the responsibility of Seller for items listed in Section 2.2 of the P & S which responsibility shall continue until March 1, 1996.



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     (8)  At Closing Purchaser shall obtain ownership of the personal property listed on Exhibit 2.2 (B) of the P & S. Notwithstanding the foregoing Purchaser agrees that if Seller is required to reconvey any of such personal property to the "Manager" (as defined in Section 4.3 of the P & S) as part of a settlement with such Manager, Purchaser shall convey the same to Seller, and Seller agrees to provide reasonable compensation to Purchaser for such items.

     In Witness whereof the parties have hereto set their hands and seals as
of this    day of November, 1995.


SONESTA HOTELS OF ANGUILLA, LTD.
                                                          Witness By:  /S/

BY:  /S/..............................................


CASABLANCA RESORTS DEVELOPMENT OF ANGUILLA LIMITED

BY:  /S/..............................................    Witness By:  /S/


 .... /S/..............................................
KAMAL ALSULTANY


 .... /S/..............................................
MAGGIE ALSULTANY



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